SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

         Thrivent Variable Annuity Account I

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         625 Fourth Avenue South
         Minneapolis, Minnesota 55415

Telephone Number (including area code):

         (800) 225-5225

Name and Address of Agent for Service of Process:

         Woodrow E. Eno
         Thrivent Financial for Lutherans
         625 Fourth Avenue South
         Minneapolis, Minnesota 55415

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

         Yes  [x]         No  [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Minneapolis and State of Minnesota on this 31st day of May, 2002.

                                            Thrivent Variable Annuity Account I
                                            By Thrivent Financial for Lutherans

                                            By: /s/ Bruce J. Nicholson
                                                --------------------------------
                                                Bruce J. Nicholson
                                                President and Chief Executive Officer

Attest:

/s/ Woodrow E. Eno
--------------------------------
Woodrow E. Eno
Senior Vice President, General Counsel and Secretary